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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
The Travelers Life and Annuity Company:

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Independent Registered Public Accounting Firm". Our reports on MetLife Life and Annuity Company of Connecticut (formerly The Travelers Life and Annuity Company) refer to changes in the Company's methods of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004.


/s/ KPMG LLP
Hartford, Connecticut
October 23, 2006